UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

TICC Capital Corp.
(Name of Registrant as Specified In Its Charter)

NexPoint Advisors, L.P.
Dr. Bob Froehlich
John Honis
Timothy K. Hui
Ethan Powell
William M. Swenson
Bryan A. Ward
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NexPoint Advisors, L.P. (“NexPoint”) has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and an accompanying BLUE proxy card to be used to solicit votes for the upcoming special meeting of stockholders (the “Special Meeting”) of TICC Capital Corp. (the “Company”): (i) AGAINST the Company’s proposal to approve a new investment advisory agreement between the Company and TICC Management, LLC, (ii) FOR a competing slate of six director nominees nominated by NexPoint and (iii) AGAINST the Company’s proposal to adjourn the Special Meeting in the event that a quorum is present and the Company’s proposals did not receive sufficient votes for approval. Attached are additional materials prepared by NexPoint in connection with the solicitation.

Institutional Shareholder Services Inc.

Attention: Chris Cernich

702 King Farm Boulevard

Suite 400

Rockville, MD 20850

Re: Special Meeting of TICC Stockholders

Dear Mr. Cernich:

We are responding to your request for confirmation of the current terms of proposals by NexPoint Advisors, L.P. (“NexPoint”) with respect to the management of TICC Capital Corp. (“TICC” or, the “Company”). Each of the matters communicated herein are being concurrently made available to the Company and its stockholders.

NexPoint’s Proposal Remains Economically Superior to Both BSP’s and TSLX’s

•	TICC continues to mislead stockholders by asserting the terms of its proposal are “economically comparable to NexPoint’s,” when in fact NexPoint’s offer continues to deliver superior economics by saving stockholders between $40 to 45 million in fees over the BSP proposal.[1]

•	Similarly, NexPoint’s offer is economically superior to TSLX’s because NexPoint’s offer saves between $54 and $60 million in fees over the TSLX proposal.[2]

•	In addition to the economic benefits above, NexPoint’s proposal also includes adding the Company to NexPoint’s innovative Stockholder Loyalty Program, which provides a 2% incentive to any stockholders that invest in the Company’s shares through the plan and hold such shares for at least one year.

•	It is clear the TICC board of directors (the “Board”) made the decision that new management is in the best interest of the Company when the Board recommended to stockholders that BSP assume control of management. Having recommended managerial change, it is incumbent on the Board to ensure that the ultimate advisory agreement recommended is in the best interest of stockholders. In our view, the inferior economic and other terms of the BSP proposal indicate that the Board was derelict in honoring its duty to stockholders in connection with the recommendation.

The Issues with Both the BSP and TSLX Proposals Extend Far Beyond Their Excessive Costs

•	We feel that it is presumptuous for outsiders such as BSP and TSLX to say that the Company’s current investment strategy should be abandoned when the current strategy is the one stockholders affirmatively selected.

•	In our view, there is significant risk in executing a new investment strategy that would require a wholesale disposition of the portfolio. So doing requires significant expertise regarding the current strategy to ensure that the amount and timing of sales are effected in a manner that doesn’t destroy value. We would be open to changing TICC’s investment strategy – and believe we could do it well – if the stockholder base requested or required it. However, we simply haven’t seen stockholders clamoring for such a change.

•	Unfortunately, we believe that, the Board’s interests are more aligned with exiting management than with stockholders, because we believe the transaction the Board recommended initially resulted in as much as

1 The $40 to $45 million includes the value of our initial $20 million management fee waiver, together with the value of 25bps annual management fee savings in years three and beyond (~$20-25 million). Notably, we have already created approximately $50 million of value for stockholders over the next 10 years due to the fee concessions to date that BSP was forced to agree to as a result of our superior economic proposals. Based on June 30, 2015 AUM.

2 The $54 to $60 million includes the value of our initial $20 million management fee waiver, together with the value of 25bps annual management fee savings and performance fee savings over the next 10 years assuming a 14% annual return. Based on June 30, 2015 AUM.

$132 million of value directed to existing management instead of the proper beneficiaries, the Company’s stockholders. Even after the fee reductions that resulted from NexPoint’s superior proposals, we still believe under the current arrangement approximately $60 million would be directed toward exiting management that should be directed to stockholders.

•	Under the recently disclosed economics of the BSP deal, exiting management would receive a total of up to $10 million plus a 24.9% interest in the adviser, which BSP has the right to buy out in two years. TICC has refused to publicly disclose the dollar value on this 24.9% interest. We think that number should be provided to stockholders so that they can have a true understanding of the value the Board would direct to exiting management instead of to the Company’s stockholders.

•	We believe the Board, as fiduciaries, should focus on getting the best deal for stockholders without regard to any payments to exiting management. Our proposal does not include incentives or windfalls for outgoing executives.

Don’t allow the Company to Mislead You Regarding the Litigation

•	There were two primary parts to the preliminary injunction litigation. First, we believed the proxy materials were materially misleading and contained misrepresentations and, second, we asked the Court to order that our Board nominees be included on the ballot.

•	The Court found that TICC’s proxy materials did in fact contain several material false and misleading statements and omissions, which TICC was forced by the Court to correct as part of amended proxy materials:

(1)     the Company omitted the extent the principals would gain from the proposed BSP transaction;

(2)     it was false that Wachtell, Lipton, Rosen & Katz and Morgan Stanley advised the board when it rejected our proposals—they were hired later; and

(3)     TICC misled stockholders by stating TICC engaged NexPoint in discussions about our proposal when in fact the Board refused to engage NexPoint. They rebuffed our overtures to manage the Company even though we expressly indicated we were willing to make further enhancements to our already superior proposals.

•	The Court, however, was not willing to order that our nominees be included on the ballot at the preliminary injunction stage. The Court based its decision on its determination that NexPoint’s legal claim, and TICC’s defenses, involve novel issues of law. The Court did not make any definitive decision about whether NexPoint’s nominees have a legal right to be on the ballot.

•	The crux of the issue is that TICC is holding an election where it is impossible for stockholders to propose alternative nominees and thus impossible for TICC’s candidates to run opposed. We believe this Soviet style election is illegal.

•	Note that in any event the litigation is not complete. We intend to fully litigate this matter at trial as necessary to ensure the stockholder franchise is protected.

We would appreciate an opportunity to speak with you regarding these very important matters.

Kindest regards,

NexPoint Advisors, L.P.

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, currently manages approximately $20 billion in net assets and believes that its core competences are squarely within the Company's investment strategy.  NexPoint is indirectly wholly owned by a trust that is beneficially owned and controlled by James Dondero. Highland Capital Management, L.P. ("Highland") is ultimately controlled by James Dondero and is therefore an affiliate of, and under common control with, NexPoint, which shares personnel and other resources with Highland. Highland (together with its affiliates) is one of the world's most experienced alternative credit managers, tested by numerous credit cycles, specializing in credit strategies, such as a broad range of leveraged loans, high yield bonds, direct lending, public and private equities and CLOs.  Highland also offers alternative investment-oriented strategies, including asset allocation, long/short equities, real estate and natural resources.  If NexPoint is retained by the Company as its investment adviser, the Company will have access to all of Highland's capabilities and expertise.

Important Additional Information and Where to Find It
NexPoint has filed a definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on December 22, 2015, including the election of NexPoint’s nominees for director: Dr. Bob Froehlich, John Honis, Timothy K. Hui, Ethan Powell, William M. Swenson and Bryan A. Ward (collectively, the “Nominees”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY NEXPOINT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The proxy statement and proxy card have been distributed to stockholders. The proxy statement and other relevant materials, and any other documents filed by NexPoint with the SEC, may also be obtained free of charge at the SEC’s website at www.sec.gov. This is not the Company’s or TSLX’s proxy statement.

If you have any questions, need free copies of the proxy statement or other relevant materials, or need assistance voting your Shares, please call:

D.F. King & Co., Inc.
48 Wall Street
New York, NY  10005

Stockholders Call Toll−Free at: 866-416-0556
Banks and Brokers Call Collect at: 212-269-5550
Email: TICC@dfking.com

You may also contact NexPoint via email at TICCProxy@NexPointAdvisors.com.

Participants in the Solicitation

NexPoint and the Nominees are deemed to be participants in NexPoint’s solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on December 22, 2015. NexPoint is the beneficial owner of 100 shares of common stock3 of the Company and also proposes to become the Company’s investment adviser, for which it would receive advisory fees. Information regarding NexPoint and the Nominees, and their direct or indirect interests in the Company, by security holdings or otherwise, are set forth in the proxy statement filed with the SEC by NexPoint.

Third Party Information

These materials may contain or refer to news, commentary and other information sourced from persons or companies that are not affiliated with NexPoint. The author and source of any third party information and the date of its publication are clearly and prominently identified. NexPoint has neither sought nor obtained permission to use or quote such third party information. NexPoint cannot guarantee the accuracy, timeliness, completeness or availability of such third party information, and does not explicitly or implicitly endorse or approve such third party information. NexPoint, the Nominees and their affiliates shall not be responsible or have any liability for any misinformation or inaccuracy in such third party information.

3 If appointed as investment adviser of the Company, NexPoint intends to make an investment of at least $20 million in the Company’s common stock in open market transactions in the first 12 months following appointment. This represents about 2.88 million shares, or approximately 4.8% of all outstanding shares at closing on September 18, 2015.

Cautionary Statement Regarding Forward-Looking Statements

These materials may contain forward-looking statements.  All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.  The projected results and statements contained in these materials that are not historical facts are based on current expectations and speak only as of the date of such materials, and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements.  Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of NexPoint.  Although NexPoint believes that the assumptions underlying the projected results or forward-looking statements included in these materials are reasonable as of the date of such materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate.  In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved.  NexPoint will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

NexPoint reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. NexPoint disclaims any obligation to update the information or opinions contained herein.

These materials are provided for information purposes only, and are not intended to be, nor should they be construed as, an offer to sell or the solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security.

Media Contact
Brian H. Schaffer
Prosek Partners
212-279-3115 229
bschaffer@prosek.com

Investor Contact
D.F. King & Co., Inc.
Stockholders 866-416-0556
Bank and Brokers 212-269-5550
TICC@dfking.com